PROSPECTUS	Pricing Supplement Number: 4419
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated August 16, 2006
Dated March 29, 2006	Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES

(Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	August 16, 2006 / 1:00 p.m.
Settlement Date (Original Issue Date):	August 22, 2006
Maturity Date:	August 22, 2011
Principal Amount:	US$ 600,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.25%
Selling Concession:	0.15%
All-in Price:	99.75%
Interest Rate Per Annum:	5.72%
Treasury Benchmark:	4.875% due July 31, 2011
Treasury Yield:	4.800%
Re-Offer Yield:	5.72% (UST 4.875% due July 31, 2011 + 92bps)
Net Proceeds to Issuer:	US$ 598,500,000
Interest Payment Dates:	Semi-annually on the 22nd day of each January and July of each year, commencing on January 22, 2007

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Filed Pursuant to Rule 424(b)(3)
Dated August 16, 2006
Registration Statement No. 333-132807
No. 333-132807

Initial Redemption Date:	January 22, 2009 (See "Additional Terms-Optional Redemption" below)
Day Count Convention:	30/360
Denominations:	Minimum of $1000 and in increments of $1000 thereafter
Redemption Dates:	January 22, 2009 and on each Interest Payment Date thereafter, with no more than 60 nor less than 30 calendar days notice. See "Optional Redemption" below
Repayment Dates (if any):	Not Applicable
Repayment Notice Period:	Not Applicable
CUSIP: ISIN: Common Code:	36962GX82 US36962GX826 026564956

Additional Terms:

Interest:

Interest on the Notes will accrue from and including August 22, 2006 and will be payable in U.S. Dollars semi-annually on each January 22 and July 22, commencing on January 22, 2007 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Thereafter, interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date, date of earlier redemption or the Maturity Date falls on a day other than a Business Day, principal and/or interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date, date of earlier redemption or Maturity Date to such next succeeding Business Day.

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole or in part, on January 22, 2009 and on each Interest Payment Date thereafter (the "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 calendar days prior to the Optional Redemption Date.

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Filed Pursuant to Rule 424(b)(3)
Dated August 16, 2006
Registration Statement
No. 333-132807

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.